Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Rodney Young
Chief Financial Officer
(510) 456-4128

STEMCELLS, INC. REPORTS SECOND QUARTER FINANCIAL RESULTS

NEWARK Calif., July 28, 2011 – StemCells, Inc. (NASDAQ: STEM), a leading stem cell company developing and commercializing novel cell-based therapeutics and tools for use in stem cell-based research and drug discovery, today reported financial results for the second quarter ended June 30, 2011.

“The Company’s management and Board of Directors remain keenly focused on the successful execution of three key business objectives, namely the timely generation of clinical data from our groundbreaking clinical trials for HuCNS-SC in the brain, spinal cord and the eye, significantly reducing our operating cash burn, and the monetization of non-core, corporate real estate and intellectual property assets,” said Martin McGlynn, President and CEO of StemCells, Inc. “Even with the continued uncertainties in the capital markets, the difficult financing environment for small-cap biotechs and the downward price pressure we’ve been experiencing recently on our stock, we firmly believe our approach of working towards meaningful clinical data in a thoughtful cash-conscious way is the best pathway forward for the growth of stockholder value. Already this year, we’ve taken a number of steps to materially reduce our operating costs while at the same time advancing our clinical development program. Given this, it is difficult to explain the striking disconnect between our current market value and what we believe is the significant potential value inherent in the Company’s technologies.”

StemCells is currently conducting a Phase I/II clinical trial in chronic spinal cord injury in Switzerland, and expects to enroll and dose the first cohort of that trial this year. The Company has completed patient enrollment in a Phase I trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, and plans to initiate a Phase I/II clinical trial early next year in Age-Related Macular Degeneration, the leading cause of vision loss and blindness in people over the age of 55.

Second Quarter and Recent Business Highlights

Therapeutic Product Development

•	In April 2011, we entered into a research collaboration with Frank LaFerla, Ph.D., a world renowned leader in Alzheimer’s disease research, to study the therapeutic potential of our

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HuCNS-SC cells in Alzheimer’s disease. Dr. LaFerla is director of the University of California, Irvine (UCI) Institute for Memory Impairments and Neurological Disorders (UCI MIND), and his published research has shown that mouse neural stem cells enhance memory in a mouse model of Alzheimer’s disease. The goal of this collaboration is to replicate these exciting results in the mouse model using our human neural stem cells.

•

In April 2011, we shelved a Phase Ib clinical trial of our HuCNS-SC cells in neuronal ceroid lipofuscinosis (NCL, also referred to as Batten disease) due to the lack of patient accrual. NCL is a rare and fatal neurodegenerative disorder in children, and this Phase Ib trial was designed to enroll patients with less neuronal degeneration than patients in our Phase I NCL trial.

•

In June 2011, at the International Society for Stem Cell Research (ISSCR) 9th Annual Meeting, we presented evidence of engraftment, migration and the long-term survival of our HuCNS-SC neural stem cells following transplantation into patients with NCL. Importantly, the results show that the cells can persist following the completion of the planned year-long immunosuppression regimen. The data supports the Company’s premise regarding the viability and utility of neural stem cell therapy as a potential treatment for a wide range of central nervous system (CNS) disorders.

Tools and Technologies Programs

•

We continued to experience strong demand for our SC Proven® branded reagents and research tools. In the first half of 2011, revenues from product sales increased by 77% compared to the first half of 2010. This growth is being driven by both higher unit volumes, as well as sales of new products.

•

In July 2011, we published a collaborative study which used commercially available, SC Proven serum-free cell culture media for the reproducible and robust production of large numbers of genetically stable, self-renewing cells that retain true multi-potent biological function over extended culture periods. This work overcomes a key hurdle to the use of non-immortalized cells for regenerative medicine, and demonstrates the utility of human tissue-derived neural stem cells as a scalable platform for cell-based drug discovery and drug screening applications. The paper was published in a special edition of Neurochemistry International dedicated to “The Potential of Stem Cells for 21st Century Neuroscience.”

Other Business Activities

•

In July 2011, following the affirmative vote of our stockholders at our Annual Meeting, we effected a one-for-ten reverse stock split which reduced the number of shares outstanding from approximately 137 million to approximately 13.7 million.

•

Also in July 2011, we received notification from The NASDAQ Stock Market that we have regained compliance with the minimum bid price requirement needed to continue listing on the NASDAQ Global Market. The NASDAQ Listing Rules require the Company’s stock to evidence a closing bid price of $1.00 per share or more for ten consecutive days.

Second Quarter Financial Results

For the second quarter of 2011, the Company reported a net loss of $4,035,000, or $(0.29) per share, compared with a net loss of $4,610,000, or $(0.38) per share, for the second quarter of 2010. Loss from operations in the second quarter of 2011 was $7,090,000, which was relatively flat when compared to the $7,051,000 loss from operations in the second quarter of 2010.

Total revenue during the second quarter of 2011 was $234,000, compared to $244,000 in the same period of 2010. Revenue from product sales in the second quarter of 2011 was $185,000, which was a 153% increase compared to the same period of 2010. This growth was driven by both increased unit volumes and new products in the Company’s SC Proven media and reagents business. Revenue from licensing agreements and grants was $49,000, which was a 71% decrease compared to the previous year primarily due to the completion and termination of several projects funded by grants.

Total operating expenses in the second quarter of 2011 were $7,272,000, compared to $7,271,000 in the same period of 2010. Operating expenses in the second quarter of 2011 include $260,000 for severance and other expenses related to the reduction-in-force effected by the Company in May. In the second quarter of 2011, selling, general and administrative expenses of $2,103,000 were 8% lower compared to the same period of 2010, while research and development expenses of $5,054,000 were 4% higher in the second quarter of 2011 compared to the same quarter of 2010 as the Company continued to prioritize its product development efforts.

Other income in the second quarter of 2011 was $3,055,000, compared to $2,441,000 in the second quarter of 2010. This increase was primarily due to a decrease in the estimated fair value of warrant liability.

Cash, cash equivalents and marketable securities at June 30, 2011 totaled $15,657,000, compared with $19,899,000 at December 31, 2010. For the six-month period ended June 30, 2011, net cash used in operating activities was $13,131,000, which was 4% lower than the same period in 2010.

Conference Call

StemCells, Inc. will host a live conference call and webcast today, July 28, at 4:30 PM Eastern Time (1:30 PM Pacific Time) to discuss its financial results and recent business activities. Interested parties are invited to listen to the call over the Internet via the Investors section of the Company’s website at http://investor.stemcellsinc.com/phoenix.zhtml?c=86230&p=irol-irhome. An archived version of the webcast will be available for replay on the Company’s website beginning approximately two hours following the conclusion of the live call and continuing for a period of 30 days.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of cell-based therapeutics and tools for use in stem cell-based research and drug discovery. The Company’s lead therapeutic product candidate, HuCNS-SC® cells (purified human neural stem cells), is currently in development as a potential treatment for a broad range of central nervous system disorders. Clinical trials are currently underway in spinal cord injury and in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children. In addition, the Company plans to initiate a Phase I/II clinical trial of HuCNS-SC cells in age-related macular degeneration early next year, and is also pursuing preclinical studies of its HuCNS-SC cells in Alzheimer’s disease and stroke. StemCells also markets stem cell research products, including media and reagents, under the SC Proven® brand, and is developing stem cell-based assay platforms for use in pharmaceutical research, drug discovery and drug development. Further information about StemCells is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); the timing and prospect associated with beginning to detect potential clinical benefit from the use of the Company’s HuCNS-SC cells; the prospect for continued clinical development of the Company’s HuCNS-SC cells in CNS disorders; the prospect for growth in the Company’s product sales; the ability to realize cost savings from the announced reduction in force; the ability to realize the benefit of the Company’s earlier investments in process development and manufacturing; the adequacy of our existing supply of HuCNS-SC cells to complete our ongoing and planned clinical trials; and the timing and prospects associated with filing an IND to initiate a clinical trial in age-related macular degeneration. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties with respect to the fact that additional trials will be required to confirm the safety and demonstrate the efficacy of the Company’s HuCNS-SC cells for the treatment of spinal cord injury, PMD or any other condition; risks whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing in spinal cord injury, PMD or in future clinical trials of proposed therapies for other diseases or conditions such as age-related macular degeneration; uncertainties about the design of future clinical trials and whether the Company will receive the necessary support of a clinical trial site and its institutional review board to pursue future clinical trials in spinal cord injury, PMD, age-related macular degeneration, or in proposed therapies for other diseases or conditions; uncertainties regarding the potential for the Company to grow its SC Proven business and to advance the development and commercialization of stem cell-based assays for drug discovery and development; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations, including such operations of the Company for non-therapeutic applications, and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding whether results in preclinical research in animals will be indicative of future clinical results in humans; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; uncertainties regarding the validity and enforceability of the Company’s patents; uncertainties as to whether the Company will become profitable; and other factors that are described under the heading “Risk Factors” disclosed in Part I, Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and in its subsequent reports on Form 10-Q and Form 8-K.

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StemCells, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three months ended		Six months ended
	June 30		June 30
	2011	2010	2011	2010
Revenue:
Revenue from licensing agreements and grants	$49	$171	$122	$285
Revenue from product sales	185	73	334	189

Total revenue	234	244	456	474
Cost of product sales	52	24	107	68

Gross profit	182	220	349	406

Operating expenses:
Research and development	5,054	4,858	10,580	9,896
Selling, general and administrative	2,103	2,287	4,179	4,871
Wind-down expenses	115	126	190	291

Total operating expenses	7,272	7,271	14,949	15,058

Loss from operations	(7,090)	(7,051)	(14,600)	(14,652)

Other income (expense):
Realized gain on sale of marketable securities	84	—	84	—
Change in fair value of warrant liability	3,020	2,440	4,803	3,957
Interest income (expense), net	(14)	(11)	(32)	(37)
Other income (expense), net	(35)	12	(37)	(2)

Total other income (expense), net	3,055	2,441	4,818	3,918

Net loss	$(4,035)	$(4,610)	$(9,782)	$(10,734)

Basic and diluted net loss per share	$(0.29)	$(0.38)	$(0.71)	$(0.90)

Shares used to compute basic and diluted loss per share*	13,802,372	11,990,573	13,741,481	11,943,505

*	Adjusted for 1 for 10 reverse stock split

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StemCells, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2011	December 31, 2010
	(unaudited)	(unaudited)
ASSETS:
Current Assets:
Cash & cash equivalents	$6,534	$19,708
Marketable securities	9,123	191
Other current assets	1,596	1,270

Total current assets	17,253	21,169

Property, plant and equipment, net	2,248	2,627
Goodwill and other intangible assets, net	4,890	4,874
Other assets, non-current	1,930	1,932

Total assets	$26,321	$30,602

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities	4,686	5,528
Fair value of warrant liability	1,869	6,672
Other non-current liabilities	2,904	2,921
Stockholders’ equity	16,862	15,481

Total liabilities and stockholders’ equity	$26,321	$30,602

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